                                                                  EXHIBIT (a)(i)


                             Openwave Systems Inc.
                            1400 Seaport Boulevard
                            Redwood City, CA 94063
                                (650) 480-8000



                               OFFER TO EXCHANGE
                              OUTSTANDING OPTIONS
                           TO PURCHASE COMMON STOCK
                                August 24, 2001

                             OPENWAVE SYSTEMS INC.

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS

            THE OFFER EXPIRES AT 5:00 P.M., PACIFIC DAYLIGHT TIME,
      ON SEPTEMBER 11, 2001, UNLESS WE EXTEND THE OFFER (EXPIRATION DATE)

     Beginning on August 13, 2001, we are offering our employees, except for our Chief Executive Officer and employees located in Australia, the opportunity to exchange all outstanding options to purchase shares of our common stock (Eligible Options) for a designated number of replacement options to purchase shares of our common stock (Replacement Options). All Replacement Options will be nonqualified stock options and the exact number of Replacement Options to be granted will depend upon the exercise price of the Eligible Options that you elect to exchange. As explained in more detail below, the number of shares covered by the Replacement Options may be less than the number of shares subject to your Eligible Options. If you wish to accept this offer, you must exchange all of your Eligible Options that were granted on or after the date that is six months prior to the Expiration Date along with any other Eligible Options that you elect to exchange. The Replacement Options will be granted between March 12, 2002 and April 12, 2002, on a date determined by our Board of Directors, or a later date if the offer is extended (Replacement Option Grant Date).

     We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and in the attached Summary of Terms (which together, as they may be amended from time to time, constitute the Offer). This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

     THIS OFFER IS NOT BEING EXTENDED TO EMPLOYEES RESIDENT IN AUSTRALIA AND ANY SUCH EMPLOYEES ARE THEREFORE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. WE HAVE EXCLUDED OUR AUSTRALIAN EMPLOYEES FROM THE OFFER BECAUSE WE ARE NOT ABLE TO MAKE THIS OFFER TO THEM IN COMPLIANCE WITH AUSTRALIAN SECURITIES LAWS.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

     Shares of our common stock are quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "OPWV" on August 3, 2001, the closing price of our common stock as reported on NASDAQ was $24.10 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

     You should direct questions about this Offer or requests for assistance in completing the related documentation to
(http://www.optionexchange@openwave.com.)

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   IMPORTANT

     If you wish to accept this Offer, you must complete the Election Form and submit it before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. Although you may not accept this Offer until August 13, 2001, the Election Form is included with these materials and is available on our internal website at (http://inside.openwave.com/human_ resources/comp.html).

Beginning on August 13, 2001, you may complete the online Election Form and submit it electronically before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. If you are unable to submit the Election Form electronically, beginning on August 13, 2001, you may submit a hard copy of the Election Form. To do so, you must return your signed Election Form to Angela Loeffler, via hand delivery, fax at (650) 480-2700, or overnight courier to Angela Loeffler, 1400 Seaport Boulevard, Redwood City, California 94063. Your signed Election Form must be received by Angela Loeffler before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. If you accept the Offer electronically via the online Election Form, you will not need to submit a hard copy of the Election Form unless you are an employee based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina.

     If you are an employee based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina, you must submit a signed hard copy of the Election Form, regardless of whether you submit an Election Form online, to your Human Resources Manager via hand delivery. Your signed Election Form must be received by your Human Resources Manager before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer.

     If you do not submit an Election Form prior to the Expiration Date, we will treat your failure to submit an Election Form as a rejection of the Offer.

     You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. However, you will be required to return your stock option agreements upon our request.

     The exercise price of the Replacement Options will be the closing price of our common stock as reported by NASDAQ on the Replacement Option Grant Date. We do not know what the exercise price of the Replacement Options will be, and therefore, we cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. However, our Board of Directors believes that the Offer may create a better chance for some participants to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult with your personal advisors to determine the specific financial and tax consequences relevant to your participation in the Offer. The information about this Offer is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                                                 Page
SUMMARY OF TERMS                                                                                      1
THE OFFER.                                                                                           15
1.      Number of Options; Expiration Date                                                           15
2.      Purpose of the Offer                                                                         16
3.      Procedures                                                                                   18
4.      Change in Election                                                                           19
5.      Acceptance of Eligible Options for Exchange and Cancellation and Issuance
        of Replacement Options                                                                       19
6.      Conditions of the Offer.                                                                     20
7.      Price Range of Common Stock                                                                  22
8.      Source and Amount of Consideration; Terms of Replacement Options                             23
9.      Interests of Directors and Officers; Transactions and
        Arrangements Involving the Eligible Options                                                  25
10.     Status of Eligible Options Acquired by Us in the Offer                                       26
11.     Legal Matters; Regulatory Approvals                                                          27
12.     Material Tax Consequences                                                                    28
13.     Extension of the Offer; Termination; Amendment                                               32
14.     Fees and Expenses                                                                            33
15.     Information About Us.                                                                        34

16.     Additional Information                                                                       51
17.     Forward Looking Statements; Miscellaneous                                                    53

SCHEDULE A-Information about our Directors and Executive Officers                                    52

                               SUMMARY OF TERMS

The references to Section numbers in these Questions and Answers are to Section numbers in the Offer To Exchange materials immediately following these Questions and Answers.

The Questions and Answers are grouped under the following categories:

 .  General Discussion of the Stock Option Exchange Program

 .  The Basics of the Stock Option Exchange Program

 .  Vesting, Exercise Price and Term of Replacement Options

 .  How the Option Cancellation and Exchange Works

 .  How the Offer Impacts Future Option Grants

 .  The Duration of this Offer

 .  Tax Status of Replacement Options; Tax Considerations

 .  How to Elect to Exchange Your Eligible Options

 .  Miscellaneous and More Information

GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1  What is the Stock Option Exchange Program?

A1 Our Stock Option Exchange Program (that we also call the Offer) is a voluntary program permitting eligible employees to cancel their stock options (Eligible Options) and exchange them for a replacement option covering a designated number of shares (Replacement Options). As explained in Section 1, the number of shares covered by the Replacement Options may be less than the number of shares subject to your Eligible Options. The Replacement Options will be granted between March 12, 2002 and April 12, 2002, on a date determined by our Board of Directors, or a later date if we extend the Offer (Replacement Option Grant Date), and will have an exercise price to be determined when they are granted.

Q2  Why are we offering the Stock Option Exchange Program?

A2 We are offering the Stock Option Exchange Program because of the recent decline in the price of our common stock. We recognize that the exercise prices of the majority of outstanding options to purchase our common stock are currently higher than the price of our common stock as reported on NASDAQ, which has reduced the potential value of your options and our stock option program to you. (See Section 2.)

    We designed our stock option program to be a valuable long-term incentive to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our common stock at a set exercise price on a future date. The exercise price is the price per share of common stock equal to the fair market value of our common stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our common stock is greater than the exercise price of the shares of common stock in your option, you would have the opportunity to purchase common stock with a built-in gain at the time you exercise your option. The built-in gain would be equal to the difference in the value of the common stock on the day you exercise all or part of your options and the exercise price.

     We are offering you the opportunity to participate in our Stock Option Exchange Program. Your participation in this Offer is voluntary, and we will allow you to either keep your current Eligible Options at their current exercise price or cancel those Eligible Options in exchange for Replacement Options, which will be granted on the Replacement Option Grant Date. (See Section 1.)

Q3   What options may I exchange as part of this program?

A3 We are offering to exchange stock options that are currently outstanding under the Openwave Systems Inc. 1995 Stock Plan, the Openwave Systems Inc. 1996 Stock Plan, the Openwave Systems Inc. 2000 Non-Executive Stock Option Plan (formerly Phone.com, Inc. 2000 Non-Executive Stock Option Plan) the Phone.com 1995 Stock Plan, the Software.com, Inc. 2000 Nonstatutory Stock Option Plan, Openwave Systems Inc. 2001 Stock Compensation Plan, and plans of subsidiaries of Openwave Systems Inc. that are held by our employees, except our chief executive officer, or by employees of one of our subsidiaries with the exception of our employees resident in Australia. (See Section 1.)

     Options granted under our Employee Stock Purchase Plan are not subject to this Offer. In addition, common stock whether issued based upon the exercise of options or acquired through our Employee Stock Purchase Plan is not eligible to participate in the Offer.

Q4   Are there conditions to the Offer?

A4 The Offer is subject to a number of conditions, including the conditions described in Section 6. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q5 Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A5 You must be one of our employees or an employee of one of our subsidiaries on the Expiration Date, and you must remain continuously employed through the Replacement Option Grant Date. (See Section 5.)

     If you are not an employee on the Expiration Date, you will not beeligible to exchange any Eligible Options and any election you may have made will not be accepted by us. If your employment with us is terminated prior to the Expiration Date due to a reduction in force, you will fall in this category.

     If you do not remain an employee through the Replacement Option Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

Q6 If I am subject to tax in the United Kingdom, are there any eligibility requirements I must satisfy in order to participate in the Offer?


A6 In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay National Insurance Contributions ("NICs") based on employees' earnings, including the "spread" between the fair market value on the date of exercise and the exercise price of options granted after April 5, 1999. New legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into a joint election with each employee providing that the employee will meet the employer's NIC liability in such circumstances. If you choose to exchange your Eligible Options for Replacement Options, we and our subsidiaries will require that you enter into a joint election which will provide that you will pay the employer's portion of any NIC liability arising on the exercise of the Replacement Options which may be granted to you. You may wish to take this into consideration when deciding whether to tender your Eligible Options. It is our understanding that under current law, you will be entitled to deduct the NIC payments you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the Replacement Options.

Q7 If I am an employee based in Hong Kong, are there any special conditions that I must satisfy in order to participate in the Offer?

A7 Any Replacement Options that may be granted to you pursuant to the Offer will be subject to your execution of an undertaking not to sell shares obtained upon the exercise of the Replacement Options for a period of six(6) months from the Replacement Option Grant Date.

Q8 If I am an employee based in Japan, are there any special conditions to the Offer? Is it possible that the grant of Replacement Options may be delayed beyond the Replacement Option Grant Date due to local Securities Laws?

A8 Any Replacement Options which may be granted to you pursuant to the terms of the Offer will be subject to the filing of applicable documentation with the Japan Ministry of Finance and the Replacement Options may be made conditional on making any necessary filings or obtaining any necessary approvals. Additionally, any Replacement Options under the Offer to be granted to you may be delayed until such time as the applicable documentation is filed with and accepted by the Japan Ministry of Finance, which could affect the exercise price of the Replacement Options.

Q9 If I am an employee based in the Netherlands, are there any special conditions that I must satisfy in order to participate in the Offer?

A9 If you choose to tender your Eligible Options, any grant of Replacement Options will be conditioned on your execution of an agreement to limit your method of exercise to a mandatory cashless exercise (same day sale).

THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q10   How does the Offer work?

A10 Although you may not accept this Offer until August 13, 2001, on or before the Expiration Date, you may decide to exchange any one or all of your Eligible Options for Replacement Options, which will be granted on the Replacement Option Grant Date. The exact number of shares subject to a Replacement Option will be determined based upon the exercise price of the exchanged Eligible Option. As explained in more detail below, the number of shares covered by the Replacement Options may be less than the number of shares covered by your Eligible Options. In addition, if you elect to exchange any of your Eligible Options, all Eligible Options granted during the six months prior to the Expiration Date will automatically be exchanged and Replacement Options will be granted for those Eligible Options. In addition, you must defer any right, including any contingent right, that you presently may have to receive additional stock option grants until the Replacement Option Grant Date. (See Section 1.)

Q11   What if my Eligible Options are not currently vested? Can I exchange them?

A11 Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer. You may exchange vested, unvested, or partially vested options.

Q12 If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

A12 If you have more than one Eligible Option, then you may exchange any or all of them. You cannot exchange part of any particular Eligible Option and keep the balance; you must exchange all unexercised shares that are subject to each particular Eligible Option. In all cases, if you exchange any of your Eligible Options, you must exchange all of your Eligible Options granted six months before the Expiration Date. In addition, if you exchange any of your Eligible Options, you must defer any right that you presently may have to receive additional stock option grants until the Replacement Option Grant Date.

Q13   When will I receive my Replacement Options?

A13 You will receive your Replacement Options on the Replacement Option Grant Date, which is expected to be between March 12, 2002 and April 12, 2002, on a date determined by our Board of Directors, or a later date if we extend the Offer. We expect to distribute the Replacement Option agreements within approximately six to eight weeks following the Replacement Option Grant Date. (See Section 5.)

Q14 Why won't I receive my Replacement Options immediately after the Expiration Date of the Offer?

A14 In order to avoid negative accounting consequences to our financial statements that can result from stock option exchanges, we cannot grant Replacement Options for at least six months and one day after the Expiration Date, which is expected to be September 11, 2001, or a later date if we extend the Offer. Therefore, you will not receive your

      Replacement Options until the Replacement Option Grant Date, which is expected to be between March 12, 2002 and April 12, 2002, on a date determined by our Board of Directors, or a later date if we extend the Offer. Any other options to be granted to you by us prior to the Replacement Option Grant Date will also be deferred until the Replacement Option Grant Date. (See Section 5.)

VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q15   How will my Replacement Options vest?

A15 Each Replacement Option will have the same vesting commencement date and vesting schedule as the corresponding Eligible Option. Therefore, on the Replacement Option Grant Date, each Replacement Option shall be vested to the same extent that you would have been vested in your respective Eligible Option.

Q16 Will I have to wait longer to sell common stock under my Replacement Options than I would under the Eligible Options that I exchange?

A16 Possibly. Employees who are subject to our window trading policy may have to wait longer to sell any portion of the shares of common stock subject to the Replacement Options. In addition, if you are an employee residing in Hong Kong, any Replacement Options that may be granted to you pursuant to the Offer will be subject to your execution of an undertaking not to sell shares obtained upon the exercise of the Replacement Options for a period of six (6) months from the Replacement Option Grant Date.

Q17   What is the exercise price for the Replacement Options?

A17 The exercise price of your Replacement Options will be the fair market of our common stock on the Replacement Option Grant Date, which is expected to be between March 12, 2002 and April 12, 2002, on a date determined by our Board of Directors, or a later date if we extend the Offer. The fair market value of our common stock on the Replacement Option Grant Date will be the closing price of our common stock as reported on NASDAQ on the Replacement Option Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options you exchanged. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer. (See Section 8.)

Q18 If I am subject to tax in Italy, does the Company reserve the discretion to grant the Replacement Options at an exercise price that exceeds the closing price of the Company's common stock as reported on NASDAQ on the Replacement Option Grant Date?

A18 In accordance with the guidelines issued by the Italian Ministry of Finance, for purposes of satisfying the requirements of a fair market value plan, the exercise price of Replacement Options must correspond to the average of the official stock exchange prices over the month preceding the grant date. Therefore, we may set the exercise price for employees in Italy at the greater of the (i) closing price of the Company's common stock as reported on NASDAQ on the Replacement Option Grant Date and (ii) the average of the official stock exchange prices during the month preceding the date of the Replacement

      Option Grant Date. We will use reasonable efforts to grant Replacement Options in Italy on this basis; however, no assurances can be given to this effect.

Q19   How long is the option term of the Replacement Options?

A19 All Replacement Options will have our standard option expiration term of ten years. If your employment with us is terminated, the option expiration term will be shortened. (See Section 8.)

Q20 What if my employment is terminated after the date that my Eligible Options are cancelled?

A20 If your employment with us is terminated after your Eligible Options are cancelled and before the Replacement Option Grant Date, you will forfeit the Eligible Options you cancelled, and you will not receive any Replacement Options. (See Section 1.)

HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q21 If I exchange my Eligible Options, how many shares will I receive under my Replacement Options?

A21 The exact number of shares subject to a Replacement Option will be determined based upon the exercise price of the exchanged Eligible Option. In order to determine the number of shares that will be subject to a Replacement Option, you must multiply the number of shares subject to your Eligible Option by the appropriate "Exchange Ratio" with the result being rounded up to the next whole share. The appropriate Exchange Ratio for your Eligible Options can be determined by referring to Table 1 below:

                                    Table 1

      --------------------------------------------------------------------------------
            Exercise Price of Eligible Option                        Exchange Ratio
      --------------------------------------------------------------------------------
      Greater than or equal to $125.00                                     .25
      --------------------------------------------------------------------------------
      Less than $125.00 but greater than or equal to                       .50
       $100.00
      --------------------------------------------------------------------------------
      Less than $100.00 but greater than or equal to                       .75
       $75.00
      --------------------------------------------------------------------------------
      Less than $75.00                                                    1.00
      --------------------------------------------------------------------------------

      In addition, the number of shares covered by your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. (See Section 1.)

      Example 1: Employee exchanges an Eligible Option to purchase 113 shares with an exercise price of $77.00. Based on Table 1 above, since the exercise price of the Eligible Option is $77.00, the appropriate Exchange Ratio applicable to Employee's Eligible Option is .75. The product of .75 and 113 equals 84.75 (.75 x 113 = 84.75). Since the product is always rounded up to the nearest whole share, Employee's Replacement Option will be exercisable for 85 shares.

Q22 I have more than one Eligible Option. Do I have to exchange all of them in order to participate?

A22 No. You may exchange one or more of your Eligible Options or none at all. However, any Eligible Options granted during the six months prior to the date your Eligible Options are cancelled will automatically be exchanged, and Replacement Options will be granted for them if you elect to exchange any other Eligible Option. If you choose not to exchange any of your Eligible Options, then no options will be exchanged. (See Section 1.)

Q23   Can I exchange a portion of an unexercised Eligible Option?

A23 No. If you elect to exchange an Eligible Option, you must exchange all unexercised shares covered by that Eligible Option.

Q24 Can I exchange the remaining portion of an Eligible Option that I have partially exercised?

A24 Yes. However, only unexercised shares covered by an Eligible Option may be exchanged if you elect to exchange a partially exercised Eligible Option. (See Section 1.)

Q25 If I elect to exchange one or more of my Eligible Options as part of the Offer, are any other options affected?

A25 Yes. If you participate in the Offer, all Eligible Options granted during the six months before the Expiration Date will automatically be exchanged and Replacement Options will be granted for them. In addition, if you exchange any of your Eligible Options, you must defer any right, including any contingent right, that you presently may have to receive additional stock option grants until the Replacement Option Grant Date. (See Section 1.)

HOW THE OFFER IMPACTS FUTURE OPTION GRANTS

Q26 If my employment agreement states that I am eligible for an additional option if I meet certain performance goals (an "Additional Option"), how does the Offer affect my possible award of an Additional Option?

A26 If you elect to exchange your Eligible Options, we cannot grant you any options during the six months after the date your Eligible Options are cancelled.

      If you would otherwise be entitled to an Additional Option and if you elect to exchange your Eligible Options, the date of grant of your Additional Option will be delayed until the Replacement Option Grant Date, which is expected to be between March 12, 2002 and April 12, 2002, on a date determined by our Board of Directors, or a later date if we extend the Offer.

      If you do not elect to exchange any Eligible Options under this Offer and you are otherwise entitled to an Additional Option, the date of grant of your Additional Option will be the date specified in your employment agreement.

Q27   What is the vesting schedule for deferred Additional Options?

A27 Additional Options - whether granted on the date originally communicated to you or deferred until the Replacement Option Grant Date will vest without delay, beginning on the date specified in your employment agreement.

Q28   What if I'm to be given an option in connection with a future promotion?

A28 If your promotion occurs prior to the Replacement Option Grant Date and you elected to exchange any Eligible Options under this Offer, the option will be deferred until the Replacement Option Grant Date.

THE DURATION OF THIS OFFER

Q29   How long will this Offer remain open?

A29 Presently, the Offer is scheduled to begin on August 13, 2001, and to remain open until 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is expected to be September 11, 2001, or a later date if we extend Offer. We have no plans to extend the Offer beyond September 11, 2001. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 9:00 a.m., Eastern time, on September 12, 2001. (See Section 13.)

Q30 If the Offer is extended, how does the extension impact the date on which my Replacement Options will be granted?

A30 If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and one day after the extended Expiration Date.

TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

      This section of the Questions and Answers does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. In addition, this section does not address any state or local tax consequences. Please note that tax laws change frequently and vary with your individual circumstances. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

Q31 Will my Replacement Options be incentive stock options or nonqualified stock options?

A31 All Replacement Options will be designated as nonqualified stock options even if the Eligible Option exchanged was an incentive stock option. (See
      Section 8.)

Q32 In the U.S., what is the difference in tax treatment between nonqualified stock options and incentive stock options?

A32 When you exercise a nonqualified stock option, you will pay federal, state and local income taxes and FICA taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. This amount will be reported as income on your W-2 for the year in which the exercise occurs. Withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

      You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

      If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount (instead of the amount in the preceding sentence) is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised.

Q33 Will I have to pay U.S. federal taxes if I exchange my Eligible Options in the Offer?

A33 We do not believe there are any tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and/or work. (See Section 12.)

Q34 If I am subject to tax in Canada, will I have to pay taxes in Canada if I exchange my Eligible Options in the Offer?

A34 Although it is not clear, it appears that the tender of Eligible Options and subsequent grant of Replacement Options will not be a taxable event under the Income Tax Act. However, the manner in which the Canada Customs and Revenue Agency will treat the Offer is not certain. It is possible that: (i) a tax-neutral rollover would be available; (ii) the value of the Replacement Options would be required to be included in your income; or (iii) the Eligible Options would be considered to be repriced options, resulting in the loss of the preferential 50% tax deduction and stock option tax deferral treatment ordinarily available upon the exercise of stock options.

Q35 If I am subject to tax in Denmark, will I have to pay taxes in Denmark if I exchange my Eligible Options in the Offer?

A35 To the extent that your Eligible Options were granted under the tax laws in effect prior to January 1, 2001, you may have already paid tax or be required to pay tax on your Eligible Options. In addition, the surrender of your Eligible Options in accordance with the Offer will be viewed as an exercise that will trigger additional tax liability on the value of the Replacement Options granted to you calculated in accordance with the statutory formula. It is our understanding that the amount of any taxes paid or payable on account of the Eligible Options would not be recoverable and could not be credited against any future tax you will be required to pay in connection with any Replacement Options granted to you pursuant to the terms of the Offer; however, the tax payable on account of the surrendered Eligible Option may result in a reduction of the tax payable on the exercise of the Replacement Options and the sale of shares acquired upon the exercise of the Replacement Options.

Q36 If I am subject to tax in Italy, will I have to pay taxes in Italy if I participate in the Offer?

A36 If you tender your Eligible Options for cancellation, Replacement Options may be granted to you under a fair market value plan. In this case, you will not be subject to tax on the spread at exercise of the Replacement Options provided: (i) the exercise price of the Replacement Options is not lower than the fair market value of the underlying shares at the time of the grant of the Replacement Options, as the term "fair market value" is defined in the following paragraph; and (ii) the rights acquired by you do not represent more than 10% of the voting rights in an ordinary shareholders' meeting nor more than 10% of our outstanding shares.

      For purposes of satisfying the requirements of a fair market value plan, the exercise price of Replacement Options must correspond to the average of the official stock exchange prices over the month preceding the grant date. Therefore, we intend to set the exercise price for employees in Italy at the greater of the (i) closing price of the Company's common stock as reported on NASDAQ on the Replacement Option Grant Date and (ii) the average of the official stock exchange prices during the month preceding the date of the Replacement Option Grant Date. We will use reasonable efforts to grant Replacement Options in Italy on this basis; however, no assurances can be given to this effect.

Q37 If I am subject to tax in Singapore, will I have to pay taxes in Singapore if I exchange my Eligible Options in the Offer?

A37 Generally, we believe the grant of Replacement Options should not be a taxable event under the Income Tax Act. However, although we do not believe there will be a tax liability in connection with the tender of your Eligible Options, this is not certain.

      Effective April 1, 2001, new legislation provides favorable tax treatment for stock options, provided that certain requirements are satisfied. It is possible that the Replacement Options may be structured to achieve such favorable tax consequences (which may include a deferral of tax on exercise) for all or a portion of the Replacement Options, but no assurances can be given to that effect.

Q38 If I am subject to tax in Switzerland, will I have to pay taxes in Switzerland if I exchange my Eligible Options in the Offer?

A38 You may have paid tax or be required to pay tax in connection with the Eligible Options previously granted to you. To the extent that you choose to tender Eligible Options in exchange for Replacement Options pursuant to the terms of the Offer, you will be subject to tax at grant on any Replacement Options granted to you. We believe that the tax which you paid or may be required to pay on the grant of your Eligible Options cannot be credited against any taxes that will be payable should you receive Replacement Options pursuant to the Offer.

Q39 If I am subject to tax in the United Kingdom, will I have to pay additional social taxes in the United Kingdom if I participate in the Offer?

A39 In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay National Insurance Contribution ("NIC") based on employees' earnings, including the "spread" between the fair market value on the date of exercise and the exercise price of options granted after April 5, 1999. New legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into a joint agreement with each employee providing that the employee will meet the employer's NIC liability in such circumstances. If you choose to exchange your Eligible Options for Replacement Options, we and our subsidiaries will require that you enter into a joint election which will provide that you will pay the employer's portion of any NIC liability arising on the exercise of the Replacement Options which may be granted to you. You should take this into consideration when deciding whether to tender your Eligible Options. It is our understanding that you will be entitled to deduct the NIC payments you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the Replacement Options.

Q40 If I am subject to tax in the Netherlands, will I have to pay taxes in the Netherlands if I exchange my Eligible Options in the Offer?

A40 We believe that the tender of your Eligible Options pursuant to the terms of the Offer will not be a taxable event; however, this position is not clear. It is possible that the tender of your Eligible Options for cancellation may be viewed as an exercise that could trigger additional tax liability if the tender occurs within three years of the date on which such Eligible Options were granted. The precise amount and method of calculation of such tax liability is uncertain. It is our understanding that all or a portion of any taxes payable on account of the option exchange may not be recoverable nor credited against any future tax you will be required to pay in connection with the Replacement Options granted to you pursuant to the terms of the Offer.

      Because the tax treatment of the cancellation of your Eligible Options and the grant of

      Replacement Options pursuant to the terms of the Offer is not certain, we will be applying for a ruling from the Dutch tax authorities regarding the appropriate tax treatment of the transactions contemplated in the Offer. We do not anticipate that the ruling will be issued until some time after the close of the Offer. If you choose to tender your Eligible Options pursuant to the terms of the Offer, you will be subject to the terms and conditions of the ruling. We do not know at this time whether or not the Dutch tax authorities will rule that tax will be payable on account of the disposition of your Eligible Options nor the amount of such tax liability, if any. You should take these matters into consideration when deciding whether to tender your Eligible Options.

      If you choose to tender your Eligible Options, any grant of Replacement Options will be conditioned on your execution of an agreement to limit your method of exercise to a mandatory cashless exercise (same day sale). As a consequence, the taxable event related to the grant of the Replacement Options will be deferred from vesting to the exercise date of the Replacement Options.

HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS

Q41   What do I need to do to exchange my Eligible Options?

A41 Although you may not accept this Offer until August 13, 2001, the Election Form is included with these materials. Beginning on August 13, 2001, you may complete the online Election Form, which will be available on our internal website at (http://inside.Openwave.com/human/resources/comp.html) and submit it electronically before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. If you are unable to submit the Election Form electronically, beginning on August 13, 2001, you may submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Angela Loeffler, via hand delivery, fax at (650) 480-2700, or overnight courier to Angela Loeffler, 1400 Seaport Boulevard, Redwood City, California 94063. Your signed Election Form must be received by Angela Loeffler before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. If you accept the Offer electronically via the online Election Form, you will not need to submit a hard copy of the Election Form unless you are an employee based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina.

      If you are an employee based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, ,Japan, or Argentina, you must submit a signed hard copy of the Election Form, regardless of whether you submit an Election Form online, to your Human Resources Manager via hand delivery. Your signed Election Form must be received by your Human Resources Manager before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer

Q42   What is the deadline to elect to participate in the Offer?

A42 You must submit your Election Form by 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is expected to be September 11, 2001, or a later date if we extend the Offer. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than

      9:00 a.m., Eastern Time, on September 12, 2001. (See Sections 3 and 13.)

Q43   Can I change my election?

A43 Yes. You may change or withdraw your election at any time before 5:00 p.m., Pacific Daylight Time, on the Expiration Date. You may change or withdraw your Election Form by submitting a revised Election Form electronically before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. If you are unable to submit a revised Election Form electronically, you may submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Angela Loeffler, via hand delivery, fax at (650) 480-2700, or overnight courier to Angela Loeffler, 1400 Seaport Boulevard, Redwood City, California 94063. Your signed Election Form must be received by Angela Loeffler before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. If you revise your Election Form electronically via the online process, you will not need to submit a hard copy of the Election Form unless you are an employee based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina.

      If you are an employee based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina, you must submit a signed hard copy of a revised Election Form (regardless of whether you submit a revised Election Form online) to your Human Resources Manager via hand delivery to change your election. Your signed revised Election Form must be received by your Human Resources Manager before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer.

      There is no limit to the number of times you can change your election prior to the deadline. However, the last Election Form you submit prior to the deadline will be the election that governs your election.

Q44   What will happen if I don't turn in my form by the deadline?

A44   If you miss this deadline, you cannot participate in the Offer.

Q45   What if I don't accept this Offer?

A45 This Offer is completely voluntary. You do not have to participate, and there are no penalties for the electing not to participate in this Offer. However, if you choose not to participate in this Offer and your Eligible Options are incentive stock options, the Offer may modify the status of your incentive stock options. (See Section 12.)

MISCELLANEOUS AND MORE INFORMATION

Q46 What happens to my Replacement Options if Openwave merges or is acquired prior to the Replacement Option Grant Date?

A46 If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the

      Replacement Options under the same terms as provided in this Offer and the Additional Options, if any. However, the type of security and the number of shares covered by each Replacement Option and Additional Options, if any, would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the Eligible Options that you exchange or than the number you would have received pursuant to a Replacement Option, or Additional Options, if any, if no acquisition had occurred. (See Section 8.)

Q47   Where do I go if I have additional questions about this Offer?

A47   Please send your questions to http://www.optionexchange@openwave.com.

                                   THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

    We are offering to exchange Replacement Options in exchange for Eligible Options held by our employees, except for our Chief Executive Officer and for our employees located in Australia. Eligible Options are all outstanding options that were granted under the Openwave Systems Inc. 1995 Stock Plan, the Openwave Systems Inc. 1996 Stock Plan, the Openwave Systems Inc. 2000 Non- Executive Stock Option Plan (formerly Phone.com, Inc. 2000 Non-Executive Stock Option
Plan), the Phone.com 1995 Stock Plan, the Software.com, Inc. 2000 Nonstatutory Stock Option Plan, the Openwave Systems Inc. 2001 Stock Compensation Plan, and plans of subsidiaries of Openwave Systems Inc. (collectively, the "Option Plans"). All Replacement Options will be nonqualified stock options under the Internal Revenue Code of 1986, as amended. As of August 3, 2001, there were 35,832,309 options outstanding under the Option Plans.

    You may exchange one or more of your Eligible Options; but you may not exchange less than all shares subject to a particular Eligible Option. However, if you elect to exchange any Eligible Option, you must exchange all Eligible Options granted on or after six months prior to the Expiration Date, which is expected to be September 11, 2001, unless we extend the Offer. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary of Terms. We will only accept Eligible Options that are properly exchanged and not validly changed or withdrawn in accordance with Section 4 of this Offer before the Offer expires on the Expiration Date.

    The Replacement Options will be granted between March 12, 2002 and April 12, 2002, on a date determined by our Board of Directors, or a later date if the Offer is extended. As explained in detail below, the number of shares covered by the Replacement Options may be less than the number of shares subject to your Eligible Options.

    The exact number of shares subject to a Replacement Option will be determined based upon the exercise price of the exchanged Eligible Option. In order to determine the number of shares that will be subject to each Replacement Option, you must multiply the number of shares subject to each Eligible Option by the appropriate "Exchange Ratio" with the result being rounded up to the next whole share. The appropriate Exchange Ratios for Eligible Options can be determined by referring to Table 2 below:

                                        Table 2

    ----------------------------------------------------------------------------
            Exercise Price of Eligible Option                   Exchange Ratio
    ----------------------------------------------------------------------------
    Greater than or equal to $125.00                                   .25
    ----------------------------------------------------------------------------
    Less than $125.00 but greater than or equal to $100.00             .50
    ----------------------------------------------------------------------------
    Less than $100.00 but greater than or equal to $75.00              .75
    ----------------------------------------------------------------------------
    Less than $75.00                                                  1.00
    ----------------------------------------------------------------------------

    The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

    IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

    GENERALLY, ALL REPLACEMENT OPTIONS WILL BE ISSUED UNDER OUR 2001 STOCK COMPENSATION PLAN PURSUANT TO THE FORM OF NONSTATUTORY STOCK OPTION AGREEMENT UNDER OUR 2001 STOCK COMPENSATION PLAN. ALTHOUGH REPLACEMENT OPTIONS ALSO MAY BE GRANTED UNDER THE OPENWAVE SYSTEMS INC. 1995 STOCK PLAN OR THE OPENWAVE SYSTEMS INC. 1996 STOCK PLAN, THE MATERIAL TERMS OF EACH REPLACEMENT OPTION WILL NOT BE MATERIALLY DIFFERENT FROM REPLACEMENT OPTIONS GRANTED UNDER OUR 2001 STOCK COMPENSATION PLAN PURSUANT TO THE FORM OF NONSTATUTORY STOCK OPTION AGREEMENT UNDER OUR 2001 STOCK COMPENSATION PLAN. IF YOU ARE AN EMPLOYEE RESIDENT OUTSIDE OF THE UNITED STATES, ADDITIONAL TERMS AND CONDITIONS MAY BE APPLICABLE TO YOUR REPLACEMENT OPTIONS.

    The term Expiration Date of this Offer means 5:00 p.m., Pacific Daylight Time, on September 11, 2001, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

    We will publish a notice if we decide to take any of the following actions:

    . increase or decrease what we will give you in exchange for your Eligible Options;

    . increase or decrease the number of Eligible Options to be exchanged in the Offer; or

    .  extend or terminate the Offer.

    If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

    A business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.  PURPOSE OF THE OFFER.

    Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

     The Board of Directors has approved this Offer. We do not know if the Replacement Options will have a lower exercise price than the Eligible Options. However, the Board of Directors believes that the Offer may create a better chance for some employees to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

    Except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission (SEC), we presently have no plans or proposals that relate to or would result in:

    (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

    (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

    (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

    (d) any change in our management, including a change to the material terms of employment of any executive officer;

    (e) any change in our present Board of Directors, including a change in the number or term of directors or to fill any existing Board of Directors vacancies;

    (f)  any other material change in our corporate structure or business;

    (g) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

    (h) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

    (i) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

    (j) the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

    (k) any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this

Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3.  PROCEDURES.

    Making Your Election. Although you may not accept this Offer until August 13, 2001, the Election Form to accept this offer is included with these materials. Beginning on August 13, 2001, you may complete the online Election Form, which will be available on our internal website at (http://inside.Openwave.com_human resources/comp.html) and submit it electronically before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. If you are unable to submit the Election Form electronically, beginning on August 13, 2001, you may submit a hard copy of the Election Form. To do so, you must return your signed Election Form to Angela Loeffler, via hand delivery, fax at (650) 480-2700, or overnight courier to Angela Loeffler, 1400 Seaport Boulevard, Redwood City, California 94063. Your signed Election Form must be received by Angela Loeffler before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. If you accept the Offer electronically via the online Election Form, you will not need to submit a hard copy of the Election Form unless you are an employee based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina.

    If you are an employee based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina, you must submit a signed hard copy of the Election Form, regardless of whether you submit an Election Form online, to your Human Resources Manager via hand delivery. Your signed Election Form must be received by your Human Resources Manager before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer

    You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements upon our request.

    The delivery of the Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

    Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form, no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities.

    Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

4.  CHANGE IN ELECTION.

    You may change or withdraw your election at any time before 5:00 p.m., Pacific Daylight Time, on the Expiration Date. You may only change your election by following the procedures described in this Section 4.

    You may change or withdraw your election at any time before 5:00 p.m., Pacific Daylight Time, on the Expiration Date. You may change or withdraw your Election Form by submitting a revised Election Form electronically before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. To withdraw your Election Form fill in a zero in the space designated number of eligible options to be exchanged. If you are unable to submit a revised Election Form electronically, you may submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Angela Loeffler, via hand delivery, fax at (650) 480-2700, or overnight courier to Angela Loeffler, 1400 Seaport Boulevard, Redwood City, California 94063. Your signed Election Form must be received by Angela Loeffler before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer. If you revise your Election Form electronically via the online process, you will not need to submit a hard copy of the Election Form unless you are an employee based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina.

    If you are an employee based in Brazil, France, Netherlands, Italy, Germany, Denmark, Republic of Ireland, Canada, Japan, or Argentina, you must submit a signed hard copy of a revised Election Form, regardless of whether you submit a revised Election Form online, to your Human Resources Manager via hand delivery. Your signed revised Election Form must be received by your Human Resources Manager before 5:00 p.m., Pacific Daylight Time, on September 11, 2001, or a later date if we extend the Offer.

    The delivery of the revised Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

5. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

    On the terms and subject to the conditions of this Offer, after the Expiration Date we will timely accept Eligible Options for exchange and promptly provide you with a letter confirming our acceptance of your Eligible Options and stating the number of Replacement Options that we will grant to you. The Replacement Options will be granted between March 12, 2002 and April 12, 2002, on a date determined by our Board of Directors, or at a later date if the Offer is extended.

    The number of shares subject to a Replacement Option will be determined in accordance with the method set forth in Section 1 above. In addition, the number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. Please see your online personal option report for a listing of all of your Eligible Options. If you are not employed by us or one of our subsidiaries on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of us or one of our subsidiaries as of the Expiration Date but are not employed continuously by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to receive the Replacement Options.

6.  CONDITIONS OF THE OFFER.

    We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case at any time on or before the Expiration Date, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

    . any action proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our judgment, would or might directly or indirectly:

       (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

       (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

       (c) materially impair the benefits we believe we will receive from the Offer; or

       (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

    .  there is:

       (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

       (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

    . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

       (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

       (b)  any such person, entity or group that has filed a Schedule 13D or
            Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

       (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

    . any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

    If you are an employee resident in the United Kingdom, we and our subsidiaries will require that you enter into a joint election which will provide that you will pay the employer's portion of any National Insurance Contribution liability arising on the exercise of any Replacement Options which may be granted to you. You may wish to take this into consideration when deciding whether to tender your Eligible Options. It is our understanding that you will be entitled to deduct the NIC payments you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the Replacement Options.

    If you are an employee resident in Hong Kong, any Replacement Options that may be granted to you pursuant to the Offer will be subject to your execution of an undertaking not to sell shares obtained upon the exercise of the Replacement Options for a period of six (6) months from the Replacement Option Grant Date.

    If you are an employee resident in Japan, any Replacement Options which may be granted to you pursuant to the terms of the Offer will be subject to the filing of applicable documentation with the Japan Ministry of Finance and the Replacement Options may be made conditional on making any necessary filings or obtaining any necessary approvals. Additionally, any Replacement Options under the Offer to be granted to you may be delayed until such time as the applicable documentation is filed with and accepted by the Japan Ministry of Finance, which could affect the exercise price of the Replacement Options.

    If you are an employee resident in the Netherlands, any grant of Replacement Options will be conditioned on your execution of an agreement to limit your method of exercise of such Replacement Options to a mandatory cashless exercise (same day sale).

    The conditions to the Offer are for our benefit. We may assert or waive one or more of these conditions, whether or not we waive any other condition, in our discretion at any time and from time to time before the Expiration Date.

    Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.  PRICE RANGE OF COMMON STOCK.

    The Eligible Options to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an option that we granted, the optionholder becomes an owner of our common stock. Our common stock is quoted on NASDAQ under the symbol "OPWV". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on NASDAQ.

Quarter ended                                               High        Low
-------------                                               ----        ---
Fiscal Year 2002
   September 30, 2001    (through August 3, 2001)          $ 35.14     $17.53
Fiscal Year 2001
   June 30, 2001                                           $ 46.90     $13.51
   March 31, 2001                                          $ 76.19     $15.96
   December 31, 2000                                       $116.13     $37.00
   September 30, 2000                                      $126.88     $60.50
Fiscal Year 2000
   June 30, 2000                                           $160.63     $50.00

    As of August 3, 2001, the last reported sale price of our common stock, as reported by NASDAQ, was $24.10 per share.

    We do not know whether the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

    Consideration. Your Replacement Options will be exercisable for the number of shares determined in accordance with the method summarized in Section 1. The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

    If we receive and accept the exchange of all outstanding options, we will grant Replacement Options to purchase a total of approximately 33,372,550 shares of our common stock. The common stock issuable upon exercise of the Replacement Options would equal approximately 19.46% of the total shares of our common stock outstanding as of August 3, 2001.

    Merger or Acquisition. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Options that you exchange.

    GENERALLY, ALL REPLACEMENT OPTIONS WILL BE ISSUED UNDER OUR 2001 STOCK COMPENSATION PLAN PURSUANT TO THE FORM OF NONSTATUTORY STOCK OPTION AGREEMENT UNDER OUR 2001 STOCK COMPENSATION PLAN. ALTHOUGH REPLACEMENT OPTIONS ALSO MAY BE GRANTED UNDER THE OPENWAVE SYSTEMS INC. 1995 STOCK PLAN OR THE OPENWAVE SYSTEMS INC. 1996 STOCK PLAN, THE MATERIAL TERMS OF EACH REPLACEMENT OPTION WILL NOT BE MATERIALLY DIFFERENT FROM REPLACEMENT OPTIONS GRANTED UNDER OUR 2001 STOCK COMPENSATION PLAN PURSUANT TO THE FORM OF NONSTATUTORY STOCK OPTION AGREEMENT UNDER OUR 2001 STOCK COMPENSATION PLAN. IF YOU ARE AN EMPLOYEE RESIDENT OUTSIDE OF THE UNITED STATES, ADDITIONAL TERMS AND CONDITIONS MAY BE APPLICABLE TO YOUR REPLACEMENT OPTIONS.

    The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options.

    Termination of Employment. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US
OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. THIS MEANS THAT IF YOU DIE, BECOME DISABLED, RETIRE OR QUIT, WITH OR WITHOUT GOOD REASON, OR WE TERMINATE YOUR EMPLOYMENT, WITH OR WITHOUT CAUSE, PRIOR TO THE REPLACEMENT OPTION GRANT DATE AND AFTER THE EXPIRATION DATE, YOU WILL NOT RECEIVE ANYTHING FOR THE ELIGIBLE OPTIONS THAT YOU EXCHANGED AND WE CANCELED.

    Registration of Option Shares. All shares of Common Stock issuable upon exercise of Replacement Options, have been registered under the Securities Act of 1933 (the "1933 Act") on a Registration Statement on Form S-8 filed with the SEC. Unless you are restricted by our insider trading policy or considered an "affiliate" of ours under the 1933 act, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

    Our statements in this Offer concerning the Replacement Options are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2001 Stock Compensation Plan and the nonstatutory stock option agreement, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

    A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of August 3, 2001, our executive officers and non-employee directors (8 persons) as a group held outstanding option awards to purchase a total of 3,250,691 shares of our Common Stock. All of the options held by executive officers, except those held by Donald Listwin, Chief Executive Officer and Chairman of the Board, may be exchanged in this Offer. As of the date of this Offer to Exchange, we do not know whether any executive officer whose options are eligible to be exchanged, intends to exchange his options. No options held by our non-employee directors or any affiliates who are not employees are eligible to be exchanged in this Offer.

    The following table sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of August 3, 2001. All of the options in the table are eligible to be exchanged.

------------------------------------------------------------------------------------------------------------
                                                      Number of Options to      Percentage of Total Eligible

     Name of Beneficial Owner                        Purchase Common Stock          Options Outstanding
------------------------------------------------------------------------------------------------------------
Donald Listwin                                                      -                      0.00%
------------------------------------------------------------------------------------------------------------
John MacFarlane                                               925,854                      2.58%
------------------------------------------------------------------------------------------------------------
Roger Evans                                                    15,000                      0.04%
------------------------------------------------------------------------------------------------------------
Andrew Verhalen                                                81,666                      0.23%
------------------------------------------------------------------------------------------------------------
Bernard Puckett                                               191,504                      0.53%
------------------------------------------------------------------------------------------------------------
Alan Black                                                    350,000                      0.98%
------------------------------------------------------------------------------------------------------------
Michael Mulica                                              1,336,667                      3.73%
------------------------------------------------------------------------------------------------------------
Allen Snyder                                                  350,000                      0.98%
------------------------------------------------------------------------------------------------------------

     On April 12, 2002, Donald Listwin, Chairman of the Board and Chief Executive Officer cancelled his option to purchase 4,500,000 shares of our common stock. Previously, he had cancelled his option to purchase 1,500,000 shares of our common stock. In exchange for the cancelled options, the Compensation Committee of the Board of Directors granted to Mr. Listwin a right to the future grant of an option to purchase 5,800,000 shares of our common stock (the "Future Grant"), provided that he continues as an employee through and including the grant date of the Future Grant. The Future Grant will be made on a date that falls between six and seven months from the April 12, 2002, cancellation date and will have an exercise price set at the then fair market value of the common stock. The new options will have the same vesting schedule and vesting commencement date as the cancelled options. The Company expects that there will be no accounting charges to the Company as a result of the Future Grant.

     Except for the foregoing, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past 60 days, except that John MacFarlane exercised options to acquire 125,000 shares of our common stock on August 2, 2001. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

     During the past 60 days, we have granted options to purchase 1,226,301 shares of our common stock with exercise prices per share ranging from $17.97 to $20.24. Of the options granted during this period, 50,000 were granted to Allen Snyder for a total of 4.08% of all options granted. During the past 60 days, individuals have exercised options to acquire 667,743 shares of our common stock with exercise prices per share ranging from $0.115 to $35.00.

10.  STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER.

     Many of our optionholders hold options with exercise prices significantly higher than the current market price of our Common Stock. We believe it is in our best interest to offer optionholders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by exchanging existing options, which would enable optionholders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired.

     We believe that we can accomplish our goals of providing optionholders with the benefit of choosing whether they want to receive options that over time may have greater potential to increase in value than the Eligible Options held by the optionholders, without incurring additional current or future compensation expense because:

     . we will not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Options tendered for exchange;

     . the exercise price of the Replacement Options will equal the fair market value equal to the closing price of our Common Stock as reported on NASDAQ on the date prior to the Replacement Options Grant Date;

     . we will require any optionholder who tenders Eligible Options in the Offer to tender all Eligible Options that he or she received during the six months immediately prior to the Expiration Date; and

     . we will defer the grant of any other options to which an optionholder who tendered Eligible Options in the Offer may be entitled until the Replacement Option Grant Date.

     Eligible Options that have been granted under the Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Options will be returned to the pool of shares available for grants of new awards or options under various option plans without further stockholder action, except as required by applicable law or NASDAQ rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

     Except as detailed in the next paragraph, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

     If you are an employee resident in Japan, any Replacement Options which may be granted to you pursuant to the terms of the Offer will be subject to the filing of applicable documentation with the Japan Ministry of Finance and the Replacement Options may be made conditional on any necessary filings or approvals. Additionally, any Replacement Options under the Offer to be granted to you may be delayed until such time as the applicable documentation is filed with and accepted by the Japan Ministry of Finance, which could affect the exercise price of the Replacement Options.

12.  MATERIAL TAX CONSEQUENCES.

     The following is a general summary of the material tax consequences of the exchange of Eligible Options under the Offer. It does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. In addition, this section does not address any state or local tax consequences. Please note that tax laws change frequently and vary with your individual circumstances. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

     U.S. Federal Income Tax Consequences

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis.

     If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the Replacement Option Grant Date, you will not be required to recognize additional income for federal income tax purposes. The grant of Replacement Options is not recognized as taxable income.

     Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options. However, if you exchange your incentive stock options all of your Replacement Options will be granted as nonqualified stock options and you will be subject to different tax treatment than if you held incentive stock options. The tax consequences related to nonqualified stock options are described below.

     Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying."

The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount (instead of the amount in the preceding sentence) is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

     Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

     Canadian Income Tax Consequences and Considerations

     If you are subject to tax in Canada, it appears that the tender of Eligible Options and subsequent grant of Replacement Options will not be a taxable event under the Income Tax Act. However, the manner in which the Canada Customs and Revenue Agency will treat the Offer is not certain. It is possible that: (i) a tax-neutral rollover would be available; (ii) the value of the Replacement Options would be required to be included in your income; or (iii) the Eligible Options would be considered to be repriced options, resulting in the loss of the preferential 50% tax deduction and stock option tax deferral treatment ordinarily available upon the exercise of stock options.

     Tax Consequences and Considerations in Denmark

     If you are subject to tax in Denmark, to the extent that your Eligible Options were granted under the tax laws in effect prior to January 1, 2001, you may have already paid tax or be required to pay tax on your Eligible Options. The surrender of your Eligible Options in accordance with the Offer will be viewed as an exercise that will trigger additional tax liability on the value of the Replacement Options granted to you calculated in accordance with the statutory formula. It is our understanding that the amount of any taxes paid or payable on account of the Eligible Options would not be recoverable and could not be credited against any future tax you will be required to pay in connection with any Replacement Options granted to you pursuant to the terms of the Offer; however, the tax payable on account of the surrendered Eligible Options may result in a reduction of the tax payable on the exercise of the Replacement Options and the sale of shares acquired upon the exercise of the Replacement Options.

     Italian Tax Consequences and Considerations

     If you are subject to tax in Italy and if you tender your Eligible Options for cancellation, Replacement Options may be granted to you under a fair market value plan. In this case, you will not be subject to tax on the spread at exercise of the Replacement Options provided: (i) the exercise price of the Replacement Options is not lower than the fair market value of the underlying shares at the time of the grant of the Replacement Options, as the term "fair market value" is defined in the following paragraph; and (ii) the rights acquired by you do not represent more than 10% of the voting rights in an ordinary shareholders' meeting nor more than 10% of our outstanding shares.

     For purposes of satisfying the requirements of a fair market value plan, the exercise price of Replacement Options must correspond to the average of the official stock exchange prices over the month preceding the grant date. Therefore, we intend to set the exercise price for employees in Italy at the greater of the (i) closing price of the Company's common stock as reported on NASDAQ on the Replacement Option Grant Date and (ii) the average of the official stock exchange prices during the month preceding the date of the Replacement Option Grant Date. We will use our best efforts to grant Replacement Options in Italy on this basis; however, no assurances can be given to this effect.

     Tax Consequences and Considerations in Singapore

     If you are subject to tax in Singapore, the grant of Replacement Options generally should not be a taxable event under the Income Tax Act. However, although we do not believe there will be a tax liability in connection with the tender of your Eligible Options, this is not completely certain.

     Effective April 1, 2001, new legislation provides favorable tax treatment for stock options, provided that certain requirements are satisfied. It is possible that the Replacement Options may be structured to achieve such favorable tax consequences (which may include a deferral of tax on exercise) for all or a portion of the Replacement Options, but no assurances can be given to that effect.

     Tax Consequences and Considerations in Switzerland

     If you are subject to tax in Switzerland, you may have paid tax or you may be required to pay tax in connection with the Eligible Options previously granted to you. To the extent that you choose to tender Eligible Options in exchange for Replacement Options pursuant to the terms of the Offer, you will be subject to tax at grant on any Replacement Options granted to you. We believe that the tax which you paid or may be required to pay on the grant of your Eligible Options cannot be credited against any taxes that will be payable should you receive Replacement Options pursuant to the Offer.

     Tax Consequences and Considerations in the United Kingdom

     If you are subject to tax in the United Kingdom, you will be required to pay the employer's portion of any National Insurance Contribution ("NIC") liability arising on the exercise of the Replacement Options. In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay NIC based on employees' earnings, including the "spread" between the fair market value on the date of exercise and the exercise price of options granted after April 5, 1999. New legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into a joint agreement with each employee providing that the employee will meet the employer's NIC liability in such circumstances. If you choose to exchange your Eligible Options for Replacement Options, we and our subsidiaries will require that you enter into a joint election which will provide that you will pay the employer's portion of any NIC liability arising on the exercise of the Replacement Options which may be granted to you. You should take this into consideration when deciding whether to tender your Eligible Options. It is our understanding that under current law, you will be entitled to deduct the NIC payments you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the Replacement Options.

     Dutch Tax Consequences and Considerations

     If you are subject to tax in the Netherlands, we believe that the tender of your Eligible Options pursuant to the terms of the Offer will not be a taxable event; however, this position is not clear. It is possible that the tender of your Eligible Options for cancellation may be viewed as an exercise that could trigger additional tax liability if the tender occurs within three years of the date on which such Eligible Options were granted. The precise amount and method of calculation of such tax liability is uncertain. It is our understanding that all or a portion of any taxes payable on account of the option exchange may not be recoverable nor credited against any future tax you will be required to pay in connection with the Replacement Options granted to you pursuant to the terms of the Offer.

     Because the tax treatment of the cancellation of your Eligible Options and the grant of Replacement Options pursuant to the terms of the Offer is not certain, we will be applying for a ruling from the Dutch tax authorities regarding the appropriate tax treatment of the transactions contemplated in the Offer. We do not anticipate that the ruling will be issued until some time after the close of the Offer. If you choose to tender your Eligible Options pursuant to the terms of the Offer, you will be subject to the terms and conditions of the ruling. We do not know at this time whether or not the Dutch tax authorities will rule that tax will be payable on account of the disposition of your Eligible Options nor the amount of such tax liability, if any. You should take these matters into consideration when deciding whether to tender your Eligible Options.

     If you choose to tender your Eligible Options, any grant of Replacement Options will be conditioned on your execution of an agreement to limit your method of exercise to a mandatory cashless exercise (same day sale). As a consequence, the taxable event related to the grant of the Replacement Options will be deferred from vesting to the exercise date of the Replacement Options.

13.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by announcing the extension and giving oral or written notice of the extension to the optionholders.

     Prior to the Expiration Date, in order to terminate or amend the Offer, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the employees eligible for this Offer. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered Eligible Options promptly after we terminate or withdraw the Offer.

     As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

  We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

     . increase or decrease what we will give you in exchange for your Eligible Options; or

     . increase or decrease the number of Eligible Options to be exchanged in the Offer.

14.  FEES AND EXPENSES.

  We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such Eligible Options pursuant to this Offer.

15.  INFORMATION ABOUT US.

     OVERVIEW

     We were incorporated in 1994. From inception until 1996, our operations consisted primarily of various start-up activities, including the development of technologies central to our business, recruiting personnel and raising capital. During 1994 and 1995, we developed the technology behind our open Internet-based communication infrastructure software and applications.

     Set forth below is a summary of selected financial information. The information below should be read together with our audited financial statements and notes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed on August 31, 2000, Software.com's Current Report on Form 8-K, filed on July 17, 2000, and with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 15, 2001, which are incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 "Additional Information". You should also consider that on November 17, 2000, the Company merged with Software.com in a transaction that was accounted for as a pooling of interests. In recording the pooling of interests combination, Software.com, Inc.'s financial statements for the twelve months ended June 30, 2000 were combined with the Company's financial statements for the same period and Software.com's financial statements for the year ended December 31, 1999 were combined with the Company's financial statements for the year ended June 30, 1999. As of the merger date, Software.com changed its fiscal year end to June 30 to conform to the Company's fiscal year end. Software.com's unaudited results of operations for the six months ended December 31, 1999 included revenues of $26.7 million, expenses of $29.7 million and net loss of $3.0 million. An adjustment has been made in stockholders' equity as of June 30, 2000, to eliminate the effect of including Software.com's unaudited results of operations for the six months ended December 31, 1999 in the year ended June 30, 1999.


                    OPENWAVE SYSTEMS INC. AND SUBSIDIARIES
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


     Combined Statements of Operations Data:
     (in thousands, except per share amounts)

                                                                      Nine months ended March 31,        Years ended June 30,
                                                                                                      -------------------------
                                                                                  2001                    2000         1999
                                                                      ---------------------------     -----------    ----------

     Revenues:
         License                                                      $                   235,081     $    93,126    $   32,076
         Maintenance and support services                                                  39,734          25,835        13,507
         Professional services                                                             45,766          27,447        14,800
                                                                      ---------------------------     -----------    ----------
               Total revenues                                                             320,581         146,408        60,383
                                                                      ---------------------------     -----------    ----------
     Cost of revenues:
         License                                                                           16,186           6,742         3,046
         Maintenance and support services                                                  20,798          14,889         5,797
         Professional services                                                             28,121          16,971         8,685
                                                                      ---------------------------     -----------    ----------
               Total cost of revenues                                                      65,105          38,602        17,528
                                                                      ---------------------------     -----------    ----------

               Gross Profit                                                               255,476         107,806        42,855
                                                                      ---------------------------     -----------    ----------
     Operating expenses:
         Research and development                                                          96,228          59,889        28,934
         Sales and marketing                                                              104,762          68,421        33,597
         General and administrative                                                        39,673          24,061        12,099
         Stock-based compensation                                                           7,641          10,184         2,236
         Amortization of goodwill and other intangible assets                             477,454         216,614           329
         In-process research and development -                                                  -          27,700         3,210
         Merger, acquisition, and integration - related costs                              88,850          10,395             -
                                                                      ---------------------------     -----------    ----------
               Total operating expenses                                                   814,608         417,264        80,405
                                                                      ---------------------------     -----------    ----------

               Operating loss                                                            (559,132)       (309,458)      (37,550)
     Interest and other, net                                                               19,339          23,220         2,829
                                                                      ---------------------------     -----------    ----------
               Loss before income taxes                                                  (539,793)       (286,238)      (34,721)

     Income taxes                                                                          (8,010)         (2,019)       (2,316)
                                                                      ---------------------------     -----------    ----------
               Net Loss                                                                  (547,803)       (288,257)      (37,037)
     Accretion on redeemable convertible preferred stock                                        -               -          (403)
                                                                      ---------------------------     -----------    ----------
               Net loss attributable to common stockholders           $                  (547,803)    $  (288,257)   $  (37,440)
                                                                      ===========================     ===========    ==========

     Basic and diluted net loss attributable to common
        stockholders per share                                        $                     (3.34)    $     (2.06)   $    (0.52)
                                                                      ===========================     ===========    ==========
     Shares used in computing basic and diluted net loss
        attributable to common stockholders per share                                     164,143         139,921        71,514
                                                                      ===========================     ===========    ==========


                                                                                March 31,                      June 30,
                                                                                                       -------------------------
                                                                                  2001                     2000         1999
                                                                       ---------------------------     -----------    ----------

     Combined Balance Sheet Data
     (in thousands, except for per share data)
     Cash, cash equivalents and short-term investments                                 $  360,378      $  523,007      $186,009
     Working capital                                                                      344,034         446,361       165,261
     Total assets                                                                       1,829,538       2,361,225       250,825
     Capital lease obligations and long-term debt, less current portion                     1,330           3,319         6,254
     Accumulated deficit                                                                 (916,482)       (368,679)      (88,864)
     Total stockholders' equity                                                         1,682,282       2,192,376       177,456
     Book value per share*                                                             $    10.03      $    13.59      $   1.35


* Book value is computed by dividing stockholders' equity by the number of shares of common stock outstanding at March 31, 2001, June 30, 2000 and June 30, 1999, respectively.

     We co-founded the Wireless Application Protocol (WAP) Forum in 1997 to provide a worldwide standard for the delivery of Internet-based services over mass-market wireless telephones. In February 1998, the WAP Forum published technical specifications for application development and product interoperability based substantially on our technology and on Internet standards. Leading communication service providers, telecommunications device and equipment manufacturers and software companies worldwide have sanctioned the specifications promulgated by the WAP Forum. In addition to the standard-setting process developed by the WAP Forum, we are also currently involved in development of a standard model for over-the-air provisioning and management of wireless devices for future standards in the mobile web. We anticipate that the standards developed through these initiatives will continue to increase the acceptance of Internet-based communications services over wireless devices.

     As of November 17, 2000, we have separated our current and future product offerings into three distinct product categories: Applications, Infrastructure Software and Customer Services.

     Applications enable end users to exchange electronic mail, facsimile, voice mail and multimedia messages from PC's, wireline telephones and mobile devices. The Company's Applications include, but are not limited to Email and Unified Messaging products.

     Infrastructure Software contains the foundation software required to enable Internet connectivity to mobile devices and to build a rich set of applications for mobile users. Infrastructure Software includes, but is not limited to Mobile Access Gateway and Mobile Browser. One set of Infrastructure Software provides mobile location and presence information and a directory that serves as a standards-based repository of information about users and devices in the network. In addition, another set of Infrastructure Software for mobile devices and PC's enables Internet connectivity, Web browsing and synchronization of information among networks, mobile devices and PC's using a variety of protocols.

     Customer Services are services provided to customers to help them design, install, deploy, manage, maintain and support our products and their overall Internet implementations.

     We are constantly realigning our product strategy. As a result, we may decide to exit certain of our product lines or abandon certain technologies. As some of the products and technologies were acquired through purchase acquisitions, any change in product strategy may result in the impairment of all or a portion of our goodwill and other intangible assets recorded in connection with those purchase acquisitions. As we revise our product strategy, we will assess the impact, if any, on the recoverability of our goodwill and other intangible assets. The assessment is ongoing. If, as a result of this analysis, we determine that there has been an impairment of our goodwill and other intangible assets, the carrying value of these assets will be reduced to their fair values through a charge against our operating results. A significant impairment would have a material adverse impact on our financial position and operating results if and when recorded.

     We generate revenues from licenses, maintenance and support, and professional services. We receive license revenues associated with our Applications and Infrastructure Software. Our Customer Services generate license revenues, maintenance and support revenues, and professional service revenues.

     Our future success depends on our ability to increase revenues from sales of products and services to new and existing communication service providers. If the markets for our Internet-based software fail to develop or develop more slowly than expected, then our business may be materially and adversely affected. In addition, because there are a relatively small number of communication service providers worldwide, any failure to sell our products to a communication service provider could result in a shortfall in revenues that may not be readily offset by other revenue sources.

     International sales of products and services accounted for 65% and 70% of our total revenues for the three months ended March 31, 2001 and 2000, respectively, and 64% and 65% for the nine months ended March 31, 2001 and 2000, respectively. We expect international sales to continue to account for a significant portion of our revenues, although the percentage of our total revenues derived from international sales may vary. Risks inherent in our international business activities include:

     . failure by us and/or third parties to develop localized content and applications that are used with our products;

     .  costs of localizing our products for foreign markets;

     .  difficulties in staffing and managing foreign operations;

     .  longer accounts receivable collection time;

     .  political and economic instability;

     .  fluctuations in foreign currency exchange rates;

     . reduced protection of intellectual property rights in some foreign countries;

     .  contractual provisions governed by foreign laws;

     .  export restrictions on encryption and other technologies;

     .  potentially adverse tax consequences; and

     . the burden of complying with complex and changing regulatory requirements.


     The Company had approximately $82 million and $98 million of deferred revenue as of March 31, 2001, and June 30, 2000, respectively. The decrease of approximately 17% was a result of amortization of revenue contracts partially offset by increases in deferred revenue due to customer arrangements not yet accepted or launched. The balance at March 31, 2001, was comprised of approximately $61.0 million in fees from license revenues and $21.0 million in prepaid fees from maintenance and support revenues.

     Since early 1997, we have invested substantially in research and development, marketing, domestic and international sales channels, professional services and our general and administrative infrastructure. These investments have significantly increased our operating expenses, contributing to net losses in each fiscal quarter since our inception. Our limited operating history makes it difficult to forecast future operating results. We anticipate that our operating expenses will increase in absolute dollars for the foreseeable future as we expand our product development, sales and marketing, professional services and administrative staff.

     RECENT DEVELOPMENTS

     On February 2, 2001, a complaint, Leon Stambler v. RSA Security Inc., Verisign Inc., First Data Corporation, Openwave Systems Inc. and Omnisky Corporation, Civil Action No. 01-0065, was filed in the U.S. District Court for the district of Delaware against the Company and certain other companies. The complaint alleges that the defendants have infringed claims of one or more patents that Mr. Stambler asserts have been granted to him. On March 26, 2001, the Company responded to the complaint. The Company denied the allegations that the Company has infringed any claim in either of the patents asserted against the Company. In addition, the Company asserted counterclaims against Mr. Stambler seeking a declaratory judgment that the asserted patents are not infringed by Openwave and that the patents are also invalid and unenforceable. Although the parties have exchanged some written discovery, discovery is still in its initial stages, and no trial date has been set. Based on the facts known to date, the Company believes that it has meritorious defenses and claims. The Company is unable to estimate the range of potential loss, if any.

     On April 30, 2001, a complaint, Opuswave Networks, Inc. v. Openwave Systems Inc. and Alain Rossmann, Civil Action No. 01-1681, was filed in the U.S. District Court for the Northern District of California against the Company and an affiliate of the Company. The complaint alleges that the defendants have infringed claims of a common law trademark that plaintiff asserts it has acquired. On June 5, 2001, the Company responded to the complaint. The Company denied the allegations that the Company has infringed any trademark rights asserted against the Company. In addition, the Company asserted counter-claims against the plaintiff seeking a declaratory judgement that the asserted trademark rights are not infringed by Openwave. On June 13, 2001, Opuswave responded to the counter complaint denying its allegations. Discovery has not commenced and no trial date has been set. Based on the facts known to date, the Company believes that it has meritorious defenses and intends to defend this suit. The Company is unable to estimate the range of potential loss, if any.

     On June 7, 2001, Alain Rossmann resigned his position as Chairman of the Board of

Directors and a member of the Board of Directors of Openwave Systems Inc. and terminated his employment with the Company as Executive Vice President, Product Strategy. The Company's Chief Executive Officer Donald J. Listwin was elected as Chairman of the Board of Directors.

     On July 13, 2001, the Company consummated an agreement to acquire Avogadro, Inc. ("Avogadro"), a telecommunications infrastructure software developer. In connection with the acquisition, the Company issued approximately 2,700,000 shares of the Company's common stock in exchange for all of the outstanding common stock and preferred stock of Avogadro, and the assumption of options and warrants.

     RISK FACTORS

     In addition to the other information in this report, the following factors should be considered carefully in evaluating the Company's business and prospects. Our future profitability is uncertain because we have a limited operating history.

     Because we commenced operation in 1994 and commercially released our first products in 1995, we only have a limited operating history on which you can base your evaluation of our business.

     We may not continue to grow or sustain operating profitability.

     We face a number of risks encountered by early stage companies in the wireless telecommunications and Internet software industries, including:

     . our need for communication service providers to launch and maintain commercial services utilizing our products;

     . our substantial dependence on products with only limited market acceptance to date;

     . our need to introduce reliable and robust products that meet the demanding needs of communication service providers and wireless device manufacturers;

     .   our dependence on a limited number of customers;

     . our need to expand our marketing, sales, consulting and support organizations, as well as our distribution channels;

     .   our ability to anticipate and respond to market competition;

     .   our dependence upon key personnel;

     . the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

     . the announcement or introduction of new or enhanced products or services by our competitors;

     . adverse customer reaction to technical difficulties or "bugs" in our software;

     . the growth rate and performance of wireless networks in general and of wireless communications in particular;

     .   the volume of sales by our distribution partners and resellers;

     .   our pricing policies and those of our competitors; and

     . the increase in our customers' cost to buy the externally-purchased hardware and software required to use with our software products and any related price concessions on our product that our customers demand as a result.

     Our business strategy may not be successful, and we may not successfully address these risks.

     We may not achieve or sustain our revenue or profit goals.

     Because we expect to continue to incur significant product development, sales and marketing and administrative expenses, we will need to generate significant revenues to become profitable and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals, and our ability to do so depends on a number of factors outside of our control, including the extent to which:

     . there is market acceptance of commercial services utilizing our products;

     . our competitors announce and develop, or lower the prices of, competing products; and

     . our strategic partners dedicate resources to selling our products and services.

     As a result, we may not be able to increase revenue or achieve profitability on a quarterly or annual basis.

     Our quarterly operating results are subject to significant fluctuations, and our stock price may decline if we do not meet expectations of investors and analysts.

     Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, some of which are outside of our control. These factors include, but are not limited to:

     . delays in market acceptance or implementation by our customers of our products and services;

     . changes in demand by our customers for additional products and services;

     .   our lengthy sales and implementation cycles;

     . our concentrated target market and the potentially substantial effect on total revenues that may result from the gain or loss of business from each incremental customer;

     .   introduction of new products or services by us or our competitors;

     .   delays in developing and introducing new products and services;

     . changes in our pricing policies or those of our competitors or customers;

     .   changes in our mix of domestic and international sales;

     .   risks inherent in international operations;

     . changes in our mix of license, consulting and maintenance and support services revenues;

     . changes in accounting standards, including standards relating to revenue recognition, business combinations and stock-based compensation; and

     .   general economic factors, including an economic slowdown or recession.

     Most of our expenses, such as compensation for current employees and lease payments for facilities and equipment, are relatively fixed. In addition, our expense levels are based, in part, on our expectation regarding future revenues. As a result, any shortfall in revenues relative to our expectations could cause significant changes in our operating results from quarter to quarter. Due to the foregoing factors, we believe period-to-period comparisons of our revenue levels and operating results are not meaningful. You should not rely on our quarterly revenues and operating results to predict our future performance.

     We may be unable to successfully integrate acquired companies into our business or achieve the expected benefits of the acquisitions.

     To date, we have completed the acquisition or merger of 12 companies or their assets, including Software.com, AtMobile, Mobility.net, bCandid, MyAble, Velos, Onebox, Paragon, AtMotion, Angelica, APiON, and Telarc. Our merger with Software.com, our largest business combination to date, which was completed in November 2000, will require further integration of the products, business and operations of these companies with our company. We may not be able to successfully assimilate the personnel, operations and customers of these companies into our business. Additionally, we may fail to achieve the anticipated synergies from the acquisitions, including product integration, marketing, product development, distribution and other operations synergies.

     The integration process may further strain our existing financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from our core business objectives. In addition, we are relatively inexperienced in managing significant facilities or operations in geographically distant areas. We may also fail to retain these companies' key employees.

     These companies have specific technology and other capabilities that we may not be able to successfully integrate with our existing products and services. As a result, we may incur unexpected integration and product development expenses that could harm our results of operations. Furthermore, we are constantly realigning our product strategy. As a result, we may decide to exit certain of our product lines or abandon certain technologies. As some of the products and technologies were acquired through purchase acquisitions, any change in product strategy may result in the impairment of all or a portion of our goodwill and other intangible assets recorded in connection with those purchase acquisitions. As we revise our product strategy, we will assess the impact, if any, on the recoverability of our goodwill and other intangible assets. The assessment is ongoing. If, as a result of this analysis, we determine that there has been an impairment of our goodwill and other intangible assets, the carrying value of these assets will be reduced to their fair values through a charge against our operating results. A significant impairment would have a material adverse impact on our financial position and operating results if and when recorded.

     Any future merger or acquisition of companies or technologies may result in disruptions to our business.

     We may merge with or acquire technologies or companies in the future. Entering into any business combination entails many risks, any of which could materially harm our business, including:

     .   diversion of management's attention from other business concerns;

     . failure to assimilate the combined companies with pre-existing businesses;

     . potential loss of key employees from either our pre-existing business or the merged or acquired business;

     . dilution of our existing stockholders as a result of issuing equity securities; and

     .   assumption of liabilities of the merged or acquired company.

     We may not be able to identify future suitable merger or acquisition candidates, and even if we do identify suitable candidates, we may not be able to make these transactions on commercially acceptable terms, or at all. If we do merge with or acquire other companies, we may not be able to realize the benefits we expected to achieve at the time of entering into the transaction. In any future merger or acquisition, we will likely face the same risks as discussed above. Further, we may have to incur debt or issue equity securities to pay for any future merger or acquisition, the issuance of which could dilute our existing stockholders.

     We may not be successful in making strategic investments.

     In the future we may make strategic investments in other companies. Some of these investments may be made in immature businesses with unproven track records and technologies, and may have a high degree of risk, with the possibility that we may lose the total amount of our investments. We may not be able to identify suitable investment candidates, and, even if we do, we may not be able to make those investments on acceptable terms, or at all. In addition, even if we make investments, we may not gain strategic benefits from those investments.

     Our sales cycle is long and our stock price could decline if sales are delayed or cancelled.

     Quarterly fluctuations in our operating performance are exacerbated by our sales cycle, which is lengthy, typically between three and twelve months, and unpredictable. Many factors outside our control add to the lengthy education and customer approval process for our products. For example, many of our prospective customers have neither budgeted expenses for the provision of Internet-based services to wireless subscribers nor specifically dedicated personnel for the procurement and implementation of our products and services. As a result, we spend a substantial amount of time educating customers regarding the use and benefits or our products and they in turn spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals before purchasing our products. Further, the emerging and evolving nature of the market for Internet-based services via wireless devices may lead prospective customers to postpone their purchasing decisions. Any delay in sales of our products could cause our quarterly operating results to vary significantly from projected results, which could cause our stock price to decline.

     Our success depends on acceptance of our products and services by communication service providers and their subscribers.

     Our future success depends on our ability to increase revenues from sales of our infrastructure software, applications and other services to communication service providers. This dependence is exacerbated by the relatively small number of communication service providers worldwide. To date, only a limited number of communication service providers have implemented and deployed services based on our products. We cannot assure you that communication service providers will widely deploy or successfully market services based on our products, or that large numbers of subscribers will use these services.

     The market for the delivery of Internet-based services is rapidly evolving, and we may not be able to adequately address this market.

     The market for the delivery of Internet-based services is rapidly evolving and characterized by an increasing number of market entrants who have introduced or developed, or are in the process of introducing or developing, products that facilitate the delivery of Internet-based services through wireless devices. As a result, the life cycle of our products is difficult to estimate. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes or evolving industry standards on a timely basis, in which case our business would suffer. In addition, we cannot predict the rate of adoption by wireless subscribers of these services or the price they will be willing to pay for these services. As a result, it is extremely difficult to predict the pricing of these services and the future size and growth rate of this market.

     Our communication service provider customers face implementation and support challenges in introducing Internet-based services via wireless telephones, which may slow their rate of adoption or implementation of the services our products enable. Historically, communication service providers have been relatively slow to implement new complex services such as Internet-based services. In addition, communication service providers may encounter greater customer service demands to support Internet-based services via wireless telephones than they do for their traditional voice services. We have limited or no control over the pace at which communication service providers implement these new services. The failure of communication service providers to introduce and support services utilizing our products in a timely and effective manner could harm our business.

     Until recently, we have relied on sales to a small number of customers, and the failure to retain these customers or add new customers may harm our business.

     To date, a significant portion of our revenues in any particular period has been attributable to a limited number of customers, comprised primarily of communication service providers. We believe that we will continue to depend upon a limited number of customers for a significant portion of our revenues from each quarter for the foreseeable future. Any failure by us to capture a significant share of these customers could materially harm our business.

     We are exposed to the credit risk of some of our customers and to credit exposures in weakened markets.

     A significant proportion of our sales are derived through customers who tend to have access to more limited financial resources than others and, therefore, represent potential sources of increased credit risk. Furthermore, with the consolidation of the Internet specifically in the area of Internet service providers ("ISPs"), future growth in sales attributed to a market of many ISPs may decline. Although we have programs in place to monitor and mitigate the associated risk, there can be no assurance that such programs will be effective in reducing our credit risk. We also continue to monitor increased credit exposures from weakened financial conditions in certain geographic regions, and the impact that such conditions may have on the worldwide economy. We have experienced losses due to customers failing to meet their obligations. Although these losses have not been significant, future losses, if incurred could harm our business and have a material adverse effect on our operating results and financial condition.

     If wireless devices are not widely adopted for mobile delivery of Internet-based services, our business could suffer.

     We have focused our efforts on mass-market wireless telephones as the principal means of delivery of Internet-based services using our products. If wireless telephones were not widely adopted for mobile delivery of Internet-based services, our business would suffer materially. Mobile individuals currently use many competing products, such as portable computers, to remotely access the Internet and e-mail. These products generally are designed for the visual presentation of data, while wireless telephones historically have been limited in this regard. In addition, the development and proliferation of many types of competing products capable of the mobile delivery of Internet-based service in a rapidly evolving industry represents a significant risk to a dominant product emerging. If mobile individuals do not adopt wireless devices as a means of accessing Internet-based services, our business would suffer.

     If widespread integration of browser technology does not occur in wireless devices, our business could suffer.

     Because our current software offers enhanced features and functionality that are not currently covered by the specifications promulgated by the WAP Forum, subscribers currently must use wireless devices enabled with our browser in order to fully utilize these features and functionality. Additionally, we expect that future versions of our software and enhanced services software will offer features and functionality that are compatible with the specifications promulgated by the WAP Forum. Our business could suffer materially if widespread integration of our browser or WAP-compliant third-party browser software in wireless devices does not occur. All of our agreements with wireless device manufacturers are nonexclusive, so they may choose to embed a browser other than ours in their wireless devices. We may not succeed in maintaining and developing relationships with device manufacturers, and any arrangements may be terminated early or not renewed at expiration. In addition, wireless device manufacturers may not produce products using our browser in a timely manner and in sufficient quantities, if at all.

     The market for our products and services is highly competitive.

     The market for our products and services is becoming increasingly competitive. The widespread adoption of open industry standards such as the WAP specifications may make it easier for new market entrants and existing competitors to introduce products that compete with our software products. In addition, a number of our competitors, including Nokia, have announced or are expected to announce enhanced features and functionality as proprietary extensions to the WAP protocol. Furthermore, some of our competitors, such as NTT DoCoMo, have introduced or may introduce services based on proprietary wireless protocols that are not compliant with the WAP specifications.

     We expect that we will compete primarily on the basis of price, time to market, functionality, quality and breadth of product and service offerings. Our current and potential competitors include the following:

     .   wireless equipment manufacturers, such as Ericsson and Nokia;

     .   Microsoft;

     . Wireless Knowledge, a joint venture of Microsoft and Qualcomm, as well as a similar European joint venture of Microsoft and Ericsson;

     . systems integrators, such as CMG plc, and software companies, such as Oracle Corporation and iPlanet, a Sun/Netscape alliance, and Critical Path;

     .   service providers, such as iPlanet E-Commerce Solutions, and Infospace;

     .   communication service providers, such as NTT DoCoMo;

     . providers of Internet software applications and content, electronic messaging applications and personal information management software solutions; and

     .   unified messaging providers, such as Comverse.

     Microsoft Corporation has announced its intention to introduce products and services that may compete directly with our many of our products. In addition, Microsoft has announced that it intends to enable its Windows CE operating system to run on wireless handheld devices, including wireless telephones. Microsoft has announced its own browser, called Mobile Explorer, for these devices.

     Furthermore, Nokia is marketing a WAP server to corporate customers and content providers. This WAP server is designed to enable wireless device subscribers to directly access applications and services provided by these customers, rather than through gateways provided by communication service providers' WAP servers. If Nokia's WAP server is widely adopted by corporate customers and content providers, it could undermine the need for communication service providers to purchase WAP servers. Many of our existing competitors, as well as potential competitors, have substantially greater financial, technical, marketing and distribution resources than we do.

     As we enter new markets and introduce new services, we will face additional competitors.

As we enter the unified messaging market, we will face competition from established voice mail providers such as Comverse, and Internet-based unified messaging providers such as Critical Path. In the Portal Framework market, a number of companies have introduced products and services relating to mobile portals that compete with our products and services. These existing and potential competitors may include telecommunications companies such as Lucent Technologies, traditional Internet portals such as AOL, InfoSpace, Microsoft MSN and Yahoo!, Internet infrastructure software companies and several private mobile Internet portal companies.

  In addition to the existing competitors listed above, voice mail solutions providers are expected to be competitors in the unified messaging market because of their existing relationships with service providers and ownership of technologies for the conversion of voice to data. If we are unable to compete effectively against existing or emerging competitors our business, financial condition and operating results will suffer.

  Our software products may contain defects or errors, and shipments of our software may be delayed.

  The software we develop is complex and must meet the stringent technical requirements of our customers. We must develop our products quickly to keep pace with the rapidly changing Internet software and telecommunications markets. Software products and services as complex as ours are likely to contain undetected errors or defects, especially when first introduced or when new versions are released. We have in the past experienced delays in releasing some versions of our products until software problems were corrected. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products and damage to our reputation, as well as lost revenues, diverted development resources and increased service and warranty costs, any of which could harm our business.

  We depend on recruiting and retaining key management and technical personnel with telecommunications and Internet software experience.

  Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. In particular, our future success depends in part on the continued services of each of our current executive officers. Competition for qualified personnel in the telecommunications, Internet software and Internet Messaging industries is intense, and finding qualified personnel with experience in these industries is even more difficult. We believe that there are only a limited number of persons with the requisite skills to serve in many key positions, and it is becoming increasingly difficult to hire and retain these persons. Competitors and others have in the past, and may in the future, attempt to recruit our employees.

  We may fail to support our anticipated growth in operations.

  To succeed in the implementation of our business strategy, we must rapidly execute our sales strategy and further develop products and expand service capabilities, while managing anticipated growth by implementing effective planning and operating processes. If we fail to manage our growth effectively, our business could suffer materially. To manage anticipated growth, we must:


  . continue to implement and improve our operational, financial and management information systems;

  .   hire, train and retain additional qualified personnel;

  .   continue to expand and upgrade core technologies;

  . effectively manage multiple relationships with various communication service providers, wireless device manufacturers, content providers, applications developers and other third parties; and

  .   successfully integrate the businesses of our acquired companies.

  Our systems, procedures and controls may not be adequate to support our operations, and our management may not be able to achieve the rapid execution necessary to exploit the market for our products and services.

  Our success, particularly in international markets, depends in part on our ability to maintain and expand our distribution channels.

  Our success depends in part on our ability to increase sales of our products and services through value-added resellers and systems integrators and to expand our indirect distribution channels. If we are unable to maintain the relationships that we have with our existing distribution partners, increase revenues derived from sales through our indirect distribution channels, or increase the number of distribution partners with whom we have relationships, then we may not be able to increase our revenues or achieve profitability.

  We expect that many communication service providers in international markets will require that our products and support services be supplied through value-added resellers and systems integrators. Thus, we expect that a significant portion of international sales will be made through value-added resellers and systems integrators, and the success of our international operations will depend on our ability to maintain productive relationships with value-added resellers and systems integrators.

  In addition, our agreements with our distribution partners generally do not restrict the sale by them of products and services that are competitive with our products and services, and each of our partners generally can cease marketing our products and services at their option and, in some circumstances, with little notice and with little or no penalty.

  Our business depends on continued growth in use and improvement of the Internet and customers ability to operate their systems effectively.

  The infrastructure, products and services necessary to maintain and expand the Internet may not be developed, and the Internet may not continue to be a viable medium for secure and reliable personal and business communication, in which case our business, financial condition and operating results would be harmed. Because we are in the business of providing Internet infrastructure software, our future success depends on the continued expansion of, and reliance of consumers and businesses on, the Internet for communications and other services. The Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet in response to increased demands will require timely improvement of the high speed modems and other communications equipment that form the Internet's infrastructure. The Internet has already experienced temporary outages and delays as a result of damage to portions of its infrastructure.

The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity and due to the transmission of computer viruses.

  In addition to problems that may affect the Internet as a whole, our customers have in the past experienced some interruptions in providing their Internet-related services, including services related to our software products. We believe that these interruptions will continue to occur from time to time. Our revenues depend substantially upon the number of end users who use the services provided by our customers. Our business may suffer if our customers experience frequent or long system interruptions that result in the unavailability or reduced performance of their systems or networks or reduce their ability to provide services to their end users.

  We depend on others to provide content and develop applications for wireless devices.

  In order to increase the value to customers of our product platform and encourage subscriber demand for Internet-based services via wireless devices, we must successfully promote the development of Internet-based applications and content for this market. If content providers and application developers fail to create sufficient applications and content for Internet-based services via wireless devices, our business could suffer materially. Our success in motivating content providers and application developers to create and support content and applications that subscribers find useful and compelling will depend, in part, on our ability to develop a customer base of communication service providers and wireless device manufacturers large enough to justify significant and continued investments in these endeavors.

  The market for wireless communications and the delivery of Internet-based services through wireless technology is rapidly evolving, and we may not be able to adequately address this market.

  The market for wireless communications and the delivery of Internet-based services through wireless technology is rapidly evolving and is characterized by an increasing number of market entrants that have introduced or developed, or are in the process of introducing or developing, products that facilitate wireless communication and the delivery of Internet-based services through wireless devices. We intend to devote significant efforts and resources on developing and marketing infrastructure applications for wireless communications and the wireless delivery of Internet-based content and services. In addition, the emerging nature of the market for wireless communications and Internet-based services via wireless devices may lead prospective customers to postpone adopting wireless devices or using wireless technology. As a result, the life cycle of our wireless products is difficult to estimate. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes or evolving industry standards on a timely basis, in which case our business would suffer. In addition, we cannot predict the rate of adoption by wireless subscribers of these services or the price they will be willing to pay for these services. As a result, it is extremely difficult to predict the pricing of these services and the future size and growth rate of the wireless market.

  Our service provider customers face implementation and support challenges in expanding wireless communications and introducing Internet-based services via wireless devices, which may slow their rate of adoption or implementation of the services our wireless messaging products enable. Historically, service providers have been relatively slow to implement new complex services such as wireless messaging services and wireless delivery of Internet content. In addition, service providers may encounter greater customer service demands to support Internet-based services via wireless devices than they do for their traditional Internet services. We have limited or no control over the pace at which service providers implement these new services. The failure of service providers to introduce and support services utilizing our products in a timely and effective manner could harm our business.

  If we are unable to integrate our products with third-party technology, such as communication service providers' systems, our business may suffer.

  Our products are integrated with communication service providers' systems and wireless devices. If we are unable to integrate our platform products with these third-party technologies, our business could suffer materially. For example, if, as a result of technology enhancements or upgrades of these systems or devices, we are unable to integrate our products with these systems or devices, we could be required to redesign our software products. Moreover, many communication service providers use legacy, or custom-made, systems for their general network management software. Legacy systems and certain custom-made systems are typically very difficult to integrate with new server software. We may not be able to redesign our products or develop redesigned products that achieve market acceptance.

  An interruption in the supply of software that we license from third parties could cause a decline in product sales.

  We license technology that is incorporated into our products from third parties, such as RSA Data Security, Inc. and other companies. Any significant interruption in the supply of any licensed software could cause a decline in product sales, unless and until we are able to replace the functionality provided by this licensed software. We also depend on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could materially harm our business.

  Our intellectual property or proprietary rights could be misappropriated, which could force us to become involved in expensive and time-consuming litigation.

  Our ability to compete and continue to provide technological innovation is substantially dependent upon internally developed technology. We rely on a combination of patent, copyright, trade secret and trademark law to protect our technology, although we believe that other factors such as the technological and creative skills of our personnel, new product developments, frequent product and feature enhancements and reliable product support and maintenance are more essential to maintaining a technology leadership position.

  We generally enter into confidentiality and nondisclosure agreements with our employees, consultants, prospective customers, licensees and corporate partners. In addition, we control access to and distribution of our software, documentation and other proprietary information. Except for certain limited escrow arrangements, we do not provide third parties with access to the source code for our products. Despite our efforts to protect our intellectual property and proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Effectively policing the unauthorized use of our products is time consuming and costly, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

  If others claim that our products infringe their intellectual property rights, we may be forced to seek expensive licenses, reengineer our products, engage in expensive and time-consuming litigation, or stop marketing our products.

  We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we do not regularly conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. There are many issued patents as well as patent applications in the electronic messaging field. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products. In addition, our competitors and other companies as well as research and academic institutions have conducted research for many years in the electronic messaging field, and this research could lead to the filing of further patent applications. If we were to discover that our products violated or potentially violated third party proprietary rights, we might not be able to obtain licenses to continue offering those products without substantial reengineering. Any reengineering effort may not be successful, nor can we be certain that any licenses would be available on commercially reasonable terms.

  Substantial litigation regarding intellectual property rights exists in the software industry, and we expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of software products in different industry segments overlaps. Any third-party infringement claims could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product and service delays or require us to enter into royalty or licensing agreements. Any royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition and results of operations.

  International sales of products are an important part of our strategy, and this expansion carries specific risks.

  International sales of products and services accounted for approximately 65% of our total revenues for the three and nine months ended March 31, 2001. We expect international sales to continue to account for a significant portion of our revenues, although the percentage of our total revenues derived from international sales may vary. Risks inherent in conducting business internationally include:

  .    fluctuations in currency exchange rates;

  . problems caused by the ongoing conversion of various European currencies into a single currency, the Euro;

  .    any imposition of currency exchange controls;

  . unexpected changes in regulatory requirements applicable to the Internet or our business;

  .    difficulties and costs of staffing and managing international operations;

  .    differing technology standards;

  . difficulties in collecting accounts receivable and longer collection periods;

  . seasonable variations in customer buying patterns or electronic messaging usage;

  .    political instability or economic downturns;

  .    potentially adverse tax consequences; and

  .    reduced protection for intellectual property rights in certain countries.


  Any of these factors could harm our international operations and, consequently, our business, financial condition and operating results.

  The security provided by our messaging products could be breached, in which case our reputation, business, financial condition and operating results could suffer.

  The occurrence or perception of security breaches could harm our business, financial condition and operating results. A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Third parties may attempt to breach the security provided by our messaging products, or the security of our customers' internal systems. If they are successful, they could obtain confidential information about our customers' end users, including their passwords, financial account information, credit card numbers, or other personal information. Our customers or their end users may file suits against us for any breach in security. Even if we are not held liable, a security breach could harm our reputation, and even the perception of security risks, whether or not valid, could inhibit market acceptance of our products. Despite our implementation of security measures, our software is vulnerable to computer viruses, electronic break-ins and similar disruptions, which could lead to interruptions, delays, or loss of data. We may be required to expend significant capital and other resources to license encryption or other technologies to protect against security breaches or to alleviate problems caused by these breaches. In addition, our customers might decide to stop using our software if their end users experience security breaches.

  Future governmental regulation of the Internet could limit our ability to conduct our business.

  Although there are currently few laws and regulations directly applicable to the Internet and commercial messaging, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online messaging may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies, including us, that conduct business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services, which would decrease the demand for our services and could increase our cost of doing business or otherwise harm our business, financial condition and operating results. Moreover, the applicability of existing laws governing property ownership, sales and other taxes, libel and personal privacy to the Internet is uncertain and may take years to resolve.

  Our stock price, like that of many companies in the Internet and telecommunications software industries, may be volatile.

  Our stock price has experienced significant volatility. We expect that the market price of our common stock also will fluctuate in the future as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to:


  .    announcements or technological or competitive developments;

  .    acquisitions or strategic alliances by us or our competitors;

  .    the gain or loss of a significant customer or order; or

  . changes in estimates or our financial performance or changes in recommendations by securities analysts.

  Our stock price may be volatile, exposing us to expensive and time-consuming securities class action litigation.

  The stock market in general, and the stock prices of Internet-related companies in particular, have recently experienced extreme volatility, which has often been unrelated to the operating performance of any particular company or companies. If market or industry-based fluctuations continue, our stock price could decline below current levels regardless of our actual operating performance. Furthermore, the historical trading volume of our stock is not indicative of any future trading volume because a substantial portion of shares were not eligible for sale until recently. Therefore, if a larger number of shares of our stock are sold in a short period of time, our stock price will decline. In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. We may in the future be the targets of similar litigation. Securities litigation could result in substantial costs and divert management's time and resources, which could harm our business, financial condition and operating results.

  Risks related to our business.

  We transact business in various foreign currencies and, accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. To date, the effect of changes in foreign currency exchange rates on revenues and operating expenses have not been material. Substantially all of our revenues are earned in U.S. dollars. Operating expenses incurred by our subsidiaries are denominated primarily in U.K. pounds sterling, Euros, Danish Kroner, and Japanese yen.

  We have not yet used financial instruments to hedge operating expenses in foreign currencies. However, we intend to utilize financial instruments to hedge currency exposures where appropriate.

  We do not use derivative financial instruments for speculative trading purposes, nor do we currently hedge our foreign currency exposure to offset the effects of changes in foreign exchange rates.

  Our exposure to market risks for changes in interest rates relates primarily to corporate debt securities, U.S. Treasury Notes and certificates of deposit. We place our investments with high credit quality issuers and, by policy, limit the amount of the credit exposure to any one issuer.

  Our general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. All highly liquid investments with a maturity of less than three months at the date of purchase are considered to be cash equivalents; all investments with maturities of three months or greater are classified as available-for-sale and considered to be short-term investments. As of March 31, 2001, our interest rate risk was further limited by the fact that all investments in our short-term investment portfolio had a maturity of less than one year.

  Principal amounts of short-term investments by expected maturity:

                                            Period ended March 31, 2001
                                              Expected Maturity Date                              Fair Value
                                    -------------------------------------------                    March 31,
                                    2001        2002    2003     2004      2005       Total          2001
                                    ----        ----    ----     ----      ----       -----        -------
                                             (in thousands, except interest rates)
Corporate bonds................   $ 89,382        --      --       --       --      $ 89,382       $ 89,291
Commercial paper...............     54,144        --      --       --       --        54,144         54,144
Certificates of deposit........     28,000        --      --       --       --        28,000         28,008
Federal agencies...............     22,900        --      --       --       --        22,900         22,872
                                  --------   -------  ------  -------  -------      --------       --------
Total..........................   $194,426        --      --       --       --      $194,426       $194,314
                                  ========                                          ========       ========

Weighted-average
Interest rate..................       5.90%                                             5.90%
                                  ========                                          ========

16.    ADDITIONAL INFORMATION.

       With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on August 7, 2001, of which the Offer to Exchange dated August 7, 2001 is a part. We have also filed an Amendment No. 1 to the Tender Offer Statement on Schedule TO with the SEC, of which this amended Offer to Exchange is a part. This amended Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO and the Amendment No. 1 to the Schedule TO and the exhibits to the Amendment No. 1 to the Schedule TO. We recommend that you review the Schedule TO and the Amendment No. 1 to the Schedule TO, including their exhibits, before making a decision on whether to tender your options.

  We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

  (a) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

  (b) our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, filed with the SEC on February 14, 2001;

  (c) Phone.com, Inc.'s Annual Report on Form 10-K, filed with the SEC on August 31, 2000;

  (d) Software.com, Inc.'s Current Report on Form 8-K, filed with the SEC on July 17, 2000; and

  (e) Phone.com, Inc.'s Registration Statement on Form S-4, including the description of our Common Stock included therein, filed with the SEC on October 10, 2000.

  The SEC file number for these filings is 000-25687. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


450 Fifth Street, N.W.                      7 World Trade Center                500 West Madison Street
Room 1024                                   Suite 1300                          Suite 1400
Washington, D.C.     20549                  New York, New York 10048            Chicago, Illinois 60661


  You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

  Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov and on our website at http://www.openwave.com.

  Our common stock is quoted on the Nasdaq National Market under the symbol "OPWV", and our SEC filings can be read at the following Nasdaq address:


                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006


  We will also provide without charge to each employee upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:


                             Openwave Systems Inc.
                           Attn: Investor Relations
                            1400 Seaport Boulevard
                            Redwood City, CA 94063


or by telephoning us at (650) 480-8000 between the hours of 9:00 a.m. and 5:00 p.m., Pacific time.

      As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

      The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you.

17.   FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

      This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 15 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including, but not limited to the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and December 31, 2000, Phone.com's and Software.com's most recently filed Annual Reports on Form 10-K, Phone.com's registration statement on Form S-4, and our proxy materials for the 2001 Annual Meeting of Stockholders.

      If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

      Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


       Openwave Systems Inc.          August 24, 2001

                                  SCHEDULE A


                      INFORMATION ABOUT OUR DIRECTORS AND
                              EXECUTIVE OFFICERS


      Our directors and executive officers and their positions and offices as of August 3, 2001, are set forth in the following table:



                   Name                             Age                          Position and Offices Held
                   ----                             ---                          -------------------------
Donald Listwin                                       42  Chairman of the Board and Chief Executive Officer
John MacFarlane                                      35  Director and Executive Vice President, Technology and Product Development
Roger Evans                                          56  Director
Andrew Verhalen                                      45  Director
Bernard Puckett                                      56  Director
Alan Black                                           41  Senior Vice President, Corporate Affairs and Chief Financial Officer
Michael Mulica                                       41  Senior Vice President, Worldwide Operations
Allen Snyder                                         47  Senior Vice President, Customer Advocacy

      The address of each director and executive officer is: c\o Openwave Systems Inc., 1400 Seaport Boulevard, Redwood City, CA 94063.

      Donald Listwin has served as our Chairman of the Board since 2001. Mr. Listwin has over 20 years of experience in the networking industry, including 10 years at Cisco Systems. While at Cisco, he led many growth strategies, such as entry into IBM Internetworking, the access market, and the service provider market. He also spearheaded Cisco's strategy to build the company's "New World" communications network created to support the service provider market. Mr. Listwin serves on the Board of Directors for Openwave, JDS Uniphase, TIBCO and MarketItRight.com. He also is Chairman of the Board of Directors for NetAid, a worldwide Internet-based program designed to empower individuals toward the goal of eradicating poverty in developing nations. Mr. Listwin holds a B.S. in Electrical Engineering from the University of Saskatchewan, Canada.

      John MacFarlane has served as a Director since 2000. Prior to the merger of Phone.com and Software.com, Mr. MacFarlane was the founder, CEO and Director of Software.com. Before forming Software.com, he was with Harris Corporation, working in the Defense Communications division on military communications systems. Mr. MacFarlane has also worked for the U.S. Navy on optical signal processing. Mr. MacFarlane received his B.S. in Electrical Engineering from Rensselaer Polytechnic Institute and his M.S. in Electrical Engineering from the University of California at Santa Barbara.

      Roger Evans has served as a Director (serving as director of Phone.com prior to the merger of Phone.com and Software.com) since 1995. Mr. Evans has been associated with Greylock Management Corporation, a Boston-based venture capital firm since 1989, serving as a general partner since January 1991. At Greylock Management Corporation, Mr. Evans focused on the data communication industry. He also serves as a director of Copper Mountain Networks, RightNow Technologies, Sirocco Systems, Syndesis, PraiseComm, Inc. and Maker Communications, Inc. Mr. Evans is a graduate of Cambridge University.

      Andrew Verhalen has served as a Director of the Company (serving as director of Phone.com prior to the merger of Phone.com and Software.com) since 1995. Mr. Verhalen is a general partner of Matrix Partners, a venture capital firm, which he joined in 1992. From 1986 to 1991, Mr. Verhalen worked at 3Com Corporation, a network equipment manufacturer, initially as a Vice President of Marketing, then as Vice President and General Manager of the Network

Adapter Division. Prior to joining 3Com, he worked for five years in the Microprocessor Group at Intel Corporation, in various marketing, management and strategic planning roles. He currently is a director of Copper Mountain Networks, a network equipment manufacturer, WarchGuard Technologies, a network security company, and several private technology companies. Mr. Verhalen holds a B.S. degree in Electrical Engineering, an M. Eng. degree in Electrical Engineering and an M.B.A. degree from Cornell University.

      Bernard Puckett has served as a Director of the Company since 2000. Prior to the merger of Phone.com and Software.com, Mr. Puckett was a director of Software.com from July 1997 to 2000. From January 1994 to January 1996, Mr. Puckett was President and CEO of Mobile Telecommunications Technologies. From 1967 to 1994, Mr. Puckett was at IBM Corp., where he held a variety of positions including, Senior Vice President, Corporate Strategy and Development and Vice President and General Manager, Applications Software. Mr. Puckett serves on the boards of directors of P-COM, R.R. Donnelley & Sons Company, Iomega Corporation and IMS Health. Mr. Puckett received his B.S. in mathematics from the University of Mississippi.

      Alan Black has served as Senior Vice President, Corporate Affairs and Chief Financial Officer since 2000. Prior to the merger of Phone.com and Software.com, he was the Vice President of Finance and Administration, Chief Financial Officer, and Treasurer of Phone.com. Prior to joining Phone.com, Mr. Black served as Chief Financial Officer at Vicor, Inc., a provider of Internet information capture and delivery systems for financial services firms. He also spent time at KPMG LLP. Mr. Black holds a Bachelor's of Commerce and a graduate diploma in Public Accountancy from McGill University. He is a member of the California Society of Certified Public Accountants and the Canadian Institute of Chartered Accountants

      Michael Mulica has served as Senior Vice President, Worldwide Operations since 2000. Prior to the merger of Phone.com and Software.com, Mr. Mulica was the Senior Vice President of Worldwide Sales, Consulting and Support for Phone.com. Before joining the company, he served as President of Global Sales and Marketing for Adaptive Broadband, Inc. and Vice President of Worldwide Sales for Motorola's Wireless Alliance Group. Prior to Motorola, Mr. Mulica spent six years at Tandem Computer. Mr. Mulica holds an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.S. degree in Business from Marquette University.

      Allen Snyder has served as Senior Vice President, Customer Advocacy since December 2000. Mr. Snyder has over 25 years of experience in the high-tech industry, including 19 years of management leadership in customer service, software support, and professional services. Before joining the company, he served as Senior Vice President, Oracle Support Services, Americas and was Vice President of Operations, Worldwide Services at Digital Equipment Corporation. Mr. Snyder serves on the Board of Directors of Storability Inc. and Equel Corporation. Mr. Snyder is a graduate of the United States Air Force's combined Electrical Engineering and Computer Technologies program. He received an ASEE from USAF/Allegheny College and is a graduate of Northeastern University's Executive Management Development Program.

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